EXHIBIT 99

Contact: Michelle Sullivan The Boston Beer Company (617) 368-5165

Nyree Pinto Diageo (203) 229-4808

THE BOSTON BEER COMPANY ANNOUNCES AGREEMENT WITH DIAGEO TO ACQUIRE PENNSYLVANIA BREWERY

Pennsylvania Brewery Located Outside of Philadelphia Will Complement Company's Breweries in Boston and Cincinnati, Providing Increased Capacity and Production Flexibility

BOSTON, MA, August 2, 2007 - The Boston Beer Company, Inc. (NYSE: SAM), announced today that it has signed a purchase and sale agreement with Diageo North America, Inc. (NYSE: DEO) to acquire a brewery located 60 miles outside of Philadelphia, for $55 million. The purchase is expected to take place in late spring 2008, subject to the satisfactory completion of due diligence by Boston Beer. If the results of the due diligence process are satisfactory, the company will discontinue exploring the option of building a new brewery in Freetown, Massachusetts.

It is estimated that the Pennsylvania brewery will initially increase Boston Beer's brewing capacity by approximately 1.6 million barrels of beer annually with the potential for expansion to over 2 million barrels with modest incremental investment. This brewery provides the company with additional flexibility and ensures adequate capacity for continued growth. Boston Beer is familiar with the site's brewhouse, having brewed some of its beer there from 1994-2001. In fact, Boston Beer won several major awards for Samuel Adams brewed at this brewery. The Pennsylvania brewery will complement the breweries that the company owns and operates in Boston, Massachusetts and Cincinnati, Ohio.


Boston Beer anticipates that the brewery will require substantial investment and renovation in order to brew Samuel Adams craft beers there once again, the extent of which will not be fully understood until the due diligence is completed. Until such evaluation is complete, it is impossible to estimate precisely the total cost of any required renovation and upgrade or the operating and financial statement impact to the company. The brewery is expected to begin brewing Samuel Adams beers in the third or fourth quarter of 2008.

"This agreement is a great opportunity to revitalize a classic brewery and restore its capability to brew our craft beers, which are increasingly in demand among beer drinkers nationwide," said Martin Roper, President & CEO of The Boston Beer Company.

The agreement with Diageo provides that, upon the satisfactory completion of the due diligence, Boston Beer may begin work to upgrade the facility to brew Samuel Adams beers using the company's traditional four-vessel brewing process, extended aging times, proprietary yeasts and the world's finest, all-natural ingredients. The facility will remain in operation during this transition. Diageo and Boston Beer have agreed to a production services agreement that will provide for Boston Beer's continuing production of Diageo products if requested by Diageo after the sale is final. Boston Beer's purchase of the brewery includes retaining approximately 194 jobs for the local community, many of which are held by long-term, experienced brewers who had worked at the brewery when Samuel Adams beers were brewed there previously.

"The plant in Breinigsville, located in the Lehigh Valley, has extremely dedicated employees, an award-winning brewing history, and a welcoming community and business environment. Without its brewhouse in full operation, however, it has been under-utilized," said John Council, President, Diageo Global Supply, Americas. "This sale to Boston Beer enables Diageo to better utilize its manufacturing footprint and further drive operating efficiency."

Over the past few years, Boston Beer has considered several ways of increasing brewing capacity including expanding its existing breweries, building a new brewery on a site in


Freetown, Massachusetts or buying one of several breweries around the country that were potentially available.

Last year, The Boston Beer Company entered into an agreement with an option to purchase a parcel of land in Freetown, Massachusetts as a site for the construction of a new brewery. Over the course of the last year, the company invested over $4 million in an exhaustive evaluation of the cost of constructing a new brewery. After this process, it became clear that construction, whose cost estimate now significantly exceeded $200 million, might not be the company's best long-term brewing option.

"Our decision to purchase this brewery, rather than build a new brewery in Freetown, was a difficult and complex one," said Roper. "A combination of rapidly escalating steel and copper costs, increased costs of European brewing equipment caused by the reduced value of the dollar, as well as other construction and production costs and our own growth, recently led us to look again at other existing breweries that we might be able to buy. Comparing the projected construction costs of a new brewery against the price of buying and renovating the Pennsylvania brewery, leads us to believe that this is the better long-term strategic decision for the Company. We are able to secure twice the brewing capacity for less than half the cost of building the Freetown, MA brewery. If our due diligence in Pennsylvania and discussions with local government and infrastructure suppliers proceeds acceptably, we will not be proceeding with the Freetown project."

"Throughout our evaluation of building a brewery in Massachusetts, we found incredible enthusiasm and support from everyone in Massachusetts government and communities, at the town, city and state levels," Roper continued. "I would particularly like to thank Governor Deval Patrick, Undersecretary Robert Coughlin and his team at the Massachusetts Office of Business Development, Mayor Ed Lambert and his team in Fall River and especially the selectmen and residents of Freetown who demonstrated at every turn that Massachusetts is a great place to do business. We are disappointed that even with this assistance we are currently unable to make the economics of the new brewery work. We


continue to be proud to be headquartered here in Boston where the company has been since it began twenty three years ago."

All new recipes will continue to be developed and perfected at the Company's home brewery in Boston, and rigid quality assurance programs will continue to monitor standards at all breweries. In fact, Founder & Brewer Jim Koch still tastes a sample from every batch brewed to ensure that the beer meets his high standards.

"We will continue to rely on our Boston brewery and its brewers to set the benchmarks for quality and brewing innovation, ensuring that only the finest, high-quality craft brews receive the Samuel Adams name," added Roper.

About The Boston Beer Company

The Boston Beer Company began in 1984 with a generations-old family recipe that founder and brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four-vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing


quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com

About Diageo

Diageo (Dee-AH-Gee-O) is the world's leading premium drinks business with an outstanding collection of beverage alcohol brands across spirits, wines, and beer categories. These brands include Johnnie Walker, Guinness, Smirnoff, J&B, Baileys, Cuervo, Tanqueray, Captain Morgan, Crown Royal, Beaulieu Vineyard and Sterling Vineyards wines.

Diageo is a global company, trading in more than 180 countries around the world. The company is listed on both the New York Stock Exchange (DEO) and the London Stock Exchange (DGE). For more information about Diageo, its people, brands, and performance, visit us at http://www.diageo.com.

Celebrating life, every day, everywhere, responsibly.

###
